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                     August 22, 2023

       Aidan Viggiano
       Chief Financial Officer
       Twilio Inc.
       101 Spear Street, Fifth Floor
       San Francisco, California 94105

                                                        Re: Twilio Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Response dated July
25, 2023
                                                            File No. 001-37806

       Dear Aidan Viggiano:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Rezwan Pavri